Exhibit 10.16

LSC Communications US, LLC.

Participation Agreement

[Date]

[Participant Name]

[Address]

Re:	Notice of Participation in the Key Employee Severance Plan

Dear_________:

LSC Communications, Inc. (the “Company”) is pleased to inform you that you have been selected as a participant in the Company’s LSC Communications US, LLC Key Employee Severance Plan (the “Severance Plan”), which is operated as a sub-plan under the LSC Separation Pay Plan. Capitalized terms that are used in this Participation Agreement, but that are not defined herein shall have the meanings set forth in the Severance Plan.

Severance Plan Benefits

Under Section 5(a) of the Severance Plan, in the event you incur a Qualifying Termination, which for purposes of the Severance Plan generally includes a termination of your employment by the Company without Cause (unless otherwise set forth in this Participation Agreement), then so long as you fulfill the Severance Plan’s requirements (e.g., executing a Separation Agreement and General Release, which may include covenants restricting your ability to work for a competitor), then you would be entitled to the following benefits:

•	Salary continuation for ___ months;
•	Payment of ____% of your target annual bonus;
•

A lump-sum payment which represents the current difference between your monthly medical insurance cost immediately prior to the applicable Qualifying Termination and the monthly cost for COBRA for ____months which may be used for any purpose including to offset the cost of electing COBRA coverage; and

•	____ months of outplacement assistance from a provider selected by the Company.

The salary continuation and target bonus payments amounts set forth above will be paid as provided in the Severance Plan beginning approximately 60 days following your Qualifying Termination and ending on the [first anniversary/18 month

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anniversary/second anniversary [choose one or update as applicable]] of the Qualifying Termination.

Under Section 5(b) of the Severance Plan, in the event that your Qualifying Termination occurs within two years following the date of a Change in Control of the Company, then so long as you fulfill the Severance Plan’s requirements (e.g., executing a Separation Agreement and General Release, which may include covenants restricting your ability to work for a competitor), then you would be entitled to the following benefits:

•	Salary continuation for ___ months;
•	Payment of ____% of your target annual bonus;
•

A lump-sum payment which represents the current difference between your monthly medical insurance cost immediately prior to the applicable Qualifying Termination and the monthly cost for COBRA for ____months which may be used for any purpose including to offset the cost of electing COBRA coverage; and

•	____ months of outplacement assistance from a provider selected by the Company.

The salary continuation and target bonus payments amounts set forth above will be paid as provided in the Severance Plan beginning approximately 60 days following your Qualifying Termination and ending on the [first anniversary/18 month anniversary/second anniversary [choose one or update as applicable]] of the Qualifying Termination.

Non-Solicitation Provision

By signing below, you acknowledge that the Company’s relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers' and other employees’ contacts with the Company and its employees, including you.  As a result of your position and customer contacts, you recognize that you will gain valuable information about (a) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (b) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (c) the skills, capabilities and other employment-related information relating to Company employees, and (d) other matters of which you would not otherwise know and that is not otherwise readily available.  Such knowledge is essential to the business of the Company and you recognize that, if you have a termination of employment, the Company will be required to rebuild that customer relationship to retain the customer's business.  You recognize that during a period following your termination of employment, the Company is entitled to protection from your use of the information and customer and employee relationships with which you have been entrusted by the Company during your employment.

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By signing below, you also acknowledge and agree that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company.  Accordingly, you agree that you shall not, while employed by the Company and for a period of one year from the date of termination of employment for any reason, including a termination initiated by the Company with or without Cause, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while you were employed by the Company to any customer or prospective customer of the Company (i) with whom you had direct contact during the last two years of your employment with the Company or about whom you learned confidential information as a result of your employment with the Company, or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the last two years of your employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

By signing below, you agree that you shall not, while employed by the Company and for a period of two years following your termination of employment for any reason, including a termination initiated by the Company with or without Cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, your termination of employment, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall you cooperate with any others in doing or attempting to do so.  As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (A) initiating communications with a Company employee relating to possible employment, (B) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (C) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

Additional Terms

[Insert optional provisions here related to definitions of “Cause” and “Good Reason,” or any other desired provisions (e.g., signing a more complete restrictive covenants agreement).]

Administrative Provisions

Your eligibility to receive the benefits described above, and the timing of your receipt of those benefits, is in all cases subject to the terms of the Severance Plan, a copy of which can be obtained by contacting the Company’s Chief Human Resources Officer.

Please note, your participation in the Severance Plan is subject to your execution of this Participation Agreement. Until you sign this Participation Agreement below where indicated and return it to ___________, you will not be eligible for the benefits described

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above in this notice even if a Qualifying Termination were to otherwise occur. If you fail to sign and return this Participation Agreement by ______________, then you will lose the opportunity to participate in the Severance Plan.

We thank you for your continued services to the Company.

Sincerely,

[Name and Title]

By signing below, you agree to be bound by the terms of this Participation Agreement and the Severance Plan.

______________________________________

[Participant Name]

Date: _________________________________

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